SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)
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CIM COMMERCIAL TRUST CORPORATION
(Name of Registrant as Specified in its Charter)
LIONBRIDGE CAPITAL I, LP
LIONBRIDGE CAPITAL, LP
LIONBRIDGE CAPITAL GP, LLC
LIONBRIDGE GP, LLC
LIONBRIDGE ASSET MANAGEMENT, LLC
GREGORY MORILLO
THE RAVENSWOOD INVESTMENT COMPANY L.P.
RAVENSWOOD INVESTMENTS III, L.P.
RAVENSWOOD MANAGEMENT COMPANY, LLC
ROBOTTI & COMPANY ADVISORS, LLC
ROBOTTI SECURITIES, LLC
ROBOTTI & COMPANY, INCORPORATED
ROBERT E. ROBOTTI
THOMAS D. FERGUSON
MARK C. GELNAW
RAYMOND V. MARINO II
JOHN S. MORAN
WINTHROP REALTY PARTNERS, L.P.
MICHAEL L. ASHNER
Name of Person(s) Filing Proxy Statement if other than the Registrant)
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Lionbridge Capital I, LP and The Ravenswood Investment Company L.P.
Press Release Regarding CIM Commercial Trust Corporation
Lionbridge Capital I, LP and The Ravenswood Investment Company L.P. intend to file a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of qualified director nominees at the 2021 annual meeting of stockholders of CIM Commercial Trust Corporation, a Maryland corporation.  On May 25, 2021, Lionbridge Capital I, LP and The Ravenswood Investment Company L.P. issued a press release, a copy of which is attached hereto. The press release has attached to it a letter to stockholders, which is also attached hereto.
Important Information
This filing is not a solicitation of a proxy from any security holder of CIM Commercial Trust Corporation, a Maryland corporation (the “Company”).  Lionbridge Capital I, LP and The Ravenswood Investment Company L.P., together with the other participants named herein (collectively, the “Participants”), intend to file a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 Annual Meeting of Stockholders of CIM Commercial Trust Corporation.
Stockholders are urged to read the definitive proxy statement and GOLD proxy card when they become available, because they will contain important information about the Participants, the nominees, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card (when available) and other documents filed by the Participants with the SEC at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by the Participants with the SEC may also be obtained free of charge from the Participants.
Participants in Solicitation
The participants in the proxy solicitation are Lionbridge Capital, LP (“Lionbridge”), Lionbridge Capital I, LP (“Lionbridge I”), Lionbridge GP, LLC (“Lionbridge GP”) Lionbridge Capital GP, LLC (“Lionbridge I GP”), Lionbridge Asset Management, LLC (“Lionbridge AM”), The Ravenswood Investment Company L.P. (“Ravenswood I”), Ravenswood Investments III, L.P. (“Ravenswood III”), Ravenswood Management Company, LLC (“RMC”), Robotti & Company, Incorporated (“RCI”), Robotti & Company Advisors, LLC (“RCA”), Robotti Securities, LLC (“RS”), Robert E. Robotti, Gregory Morillo, Thomas Ferguson, Mark C. Gelnaw, Raymond V. Marino II, John S. Moran, Winthrop Realty Partners, L.P. (“Winthrop”) and Michael L. Ashner.
As of the date hereof, (i) Lionbridge directly owned 60,761 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), (ii) Lionbridge I directly owned 183,339 shares of Common Stock; (iii) Ravenswood I directly owned 293,415 shares of Common Stock; (iv) Ravenswood III directly owned 174,135 shares of Common Stock; (v) Lionbridge GP, as the general partner of Lionbridge, may be deemed the beneficial owner of the 60,761 shares of Common Stock owned directly by Lionbridge; (vi) Lionbridge I GP as the general partner of Lionbridge I, may be deemed the beneficial owner of the 183,339 shares of Common Stock owned directly by Lionbridge I; (vii) Lionbridge AM, as the asset manager of each of Lionbridge and Lionbridge I, may be deemed the beneficial owner of the 244,100 shares owned directly by Lionbridge and Lionbridge I; (viii) Gregory Morillo, as the managing member of each of Lionbridge GP, Lionbridge I GP, LLC and Lionbridge AM, may be deemed the beneficial owner of the 244,100 shares owned directly by Lionbridge and Lionbridge I; (ix) RMC, as the general partner of each of Ravenswood I and Ravenswood III, may be deemed the beneficial owner of the 467,550 shares of Common Stock owned directly by Ravenswood I and Ravenswood III; (x) RCA, as the investment advisor of each of Ravenswood I and Ravenswood III may be deemed the beneficial owner of the 467,550 shares of Common Stock owned directly by Ravenswood I and Ravenswood III; (xi) RS may be deemed to be the beneficial owner of 500 shares of Common Stock owned in a discretionary account managed for a customer by RS; (xii) RCI, (a) as the parent of RCA, may be deemed to be the beneficial owner of the 467,550 shares of Common Stock beneficially owned by RCA, and (b) as the parent of RS, may be deemed the beneficial owner of 500 shares of Common Stock owned in a discretionary accounts managed by RS for a customer; (xiii) Mr. Robotti, as the Managing Director of RMC, may be deemed to be the beneficial owner of the 467,550 shares of Common Stock beneficially owned directly by Ravenswood I and Ravenswood III; (xiv) Mr. Robotti, as the President of RCI, may be deemed to be the beneficial owner of the 467,550 shares of Common Stock owned directly by Ravenswood I and Ravenswood III, for which RCA acts as investment adviser, and the 500 shares of Common Stock owned in a discretionary account managed by RS for a customer; (xv) Winthrop directly owned 148,978 shares of Common Stock; and (xvi) Michael L. Ashner may be deemed to beneficially own the shares held by Winthrop. As of the date of hereof, Mr. John Moran was the direct beneficial owner of 35,859 shares of Common Stock and none of Messrs. Ferguson, Gelnaw or Marino II beneficially owned any shares of Common Stock.

Michael Ashner led Winthrop Realty Partners Joins Lionbridge / Robotti 13D Group
Files Preliminary Proxy Statement and Issues Letter to Stockholders
Highlights Plan to Transition Operations of CMCT to Winthrop at Over 60% Cost Savings as Newly Elected Board Studies Best Path Forward for Stockholders
Concerned CMCT’s Decision to Delay Annual Meeting is an Attempt to Frustrate Stockholder Vote
Urges Stockholders to Support Highly Qualified Slate of Independent Director Nominees

NEW YORK, May 25, 2021 – Lionbridge Capital I, LP and its affiliates (collectively, "Lionbridge") and The Ravenswood Investment Company L.P. and its affiliates (collectively, Robotti") (Lionbridge and Robotti referred to herein collectively, as the “Nominating Stockholders,” “we,” or the “group”) are pleased to announce that Winthrop Realty Partners, L.P. (together with its affiliates, including Winthrop Capital Advisors LLC and First Winthrop Corp., collectively “Winthrop”), a vertically integrated real estate company led by Michael L. Ashner, has joined them in their effort to elect five highly-qualified independent directors to the board of CIM Commercial Trust Corporation (“CMCT” or the “Company”).  Winthrop also disclosed that it has purchased 148,976 shares of CMCT in the open market. Lionbridge, Robotti and Winthrop together own 6% of the outstanding shares of CMCT and today the Nominating Stockholders filed preliminary proxy materials with the Securities and Exchange Commission (the “SEC”) in connection with the 2021 Annual Meeting of Stockholders (the “Annual Meeting”).
The Nominating Stockholders are also pleased to announce that they have received an initial proposal from Winthrop to replace CIM Group as CMCT’s external manager and administrative services provider.  Winthrop’s proposal, if implemented, could reduce CMCT’s corporate overhead by more than 60%, or $0.76 per share annually. 1  The terms of Winthrop’s proposal are set forth in the Appendix to our letter to stockholders below.
Winthrop is a vertically integrated real estate owner, operator, and asset and property management firm.  The firm has overseen as external advisor and manager, six publicly traded real estate investment trusts, more than 45 publicly registered syndicated limited partnerships, and in excess of 150 privately syndicated limited partnerships.  Winthrop was responsible for the ongoing management and the subsequent full liquidation, partial liquidation, and/or sale of most of these companies or their respective assets.  These companies represented the interests of more than 250,000 stockholders and limited partners.  Winthrop currently supervises the plan of liquidation for New York REIT, Inc. and Luby’s Inc., both public reporting companies.
Greg Morillo, Chief Investment Officer of Lionbridge, provided the following comments on behalf of the Nominating Stockholders: "We are exceptionally pleased to be partnering with Michael Ashner and Winthrop.  In addition to highlighting the many deficiencies of the current board, we can now present stockholders a detailed, transparent, and compelling alternative to the status quo.  In Winthrop we have secured a partner with directly relevant experience in managing and operating public REITs.  Furthermore, in contrast to the current governance structure,

1 Estimated annual asset management and other corporate overhead savings under Winthrop’s potential administration are set forth in an Appendix to the letter to stockholders.  Winthrop’s proposal to manage CIM Commercial Trust Corporation was also filed as pre-solicitation material under cover of Schedule 14A on May 25, 2021.

Winthrop would be reporting to a truly independent board of directors, none of whom would be an employee or principal of Winthrop.   As important, Winthrop's proposal is terminable without penalty by independent directors on 30 days' notice, providing the reconfigured board with maximum flexibility as it studies the best path forward for the company and its stockholders.”
Mr. Morillo added: “After years of value destruction and blatant disregard for good corporate governance and the best interests of the Company’s stockholders, including the current Board’s self-serving decision to delay the Annual Meeting without explanation when a credible slate of alternative directors has been proposed, we have methodically worked toward creating a plan to align interests and unlock maximum value for CMCT stockholders.  Our slate of highly qualified nominees offers stockholders a way to clearly express their support for an appropriately sized cost structure and a fully independent and robust strategic review process.  We intend to take the steps necessary to ensure the effective nomination of our nominees, in light of the delay in holding the Annual Meeting, while reserving the right to further assess our nominations and potential stockholder proposals.”
Michael Ashner, Chairman and Chief Executive Officer of Winthrop, provided the following comments: “Winthrop has been an active real estate investor and operator for over 30 years.  Having overseen and invested in a number of listed REITs and other public companies over the years, I have rarely seen a cost structure or pattern of governance more injurious to stockholders than the present situation at CMCT.  The overhead consumed is grossly out of line for a portfolio of this size and concentration.  Fortunately, Winthrop is fully qualified to provide the services and attention required at less than half of what is being charged presently.  We look forward to working with a newly constituted board to maximize value and deliver those savings to stockholders.  I would like to assure CMCT stockholders that other than this shared goal and our ownership of CMCT shares, we have no business relationship with any of the proposed directors.  Further, Winthrop and its affiliates would be barred from acquiring any interest in any CMCT asset other than through our ownership of shares.  We hope and expect this represents a refreshing change from the CIM fee structure, which so obviously encumbers the company’s share price.”
The full text of the letter follows:
May 25, 2021
Dear Fellow Stockholders,
Lionbridge, Robotti, and Winthrop together hold 896,985 shares or 6.0% of the Company’s outstanding shares.  We invested in CMCT because we believe that the Company’s assets have considerable value due to their location in desirable markets with high barriers to entry.  Despite attractive assets, however, CMCT has consistently traded at a large discount to its net asset value (NAV) throughout its history as a public company.  CMCT shares currently trade at a 50% discount to its recently published NAV compared to the average 14% discount at which its Class A West Coast Office REIT peers currently trade.2

2 Based on closing prices as of May 24, 2021. References to Class A West Coast office REIT peers is the peer group defined by the Nominating Stockholders as Douglas Emmett (NYSE: DEI), Kilroy Realty Corporation (NYSE: KRC), Hudson Pacific Properties, Inc. (NSYE: HPP), and American Assets Trust, Inc. (NYSE: AAT). NAV estimates according to Green Street Advisors Weekly REIT Pricing Review, May 21, 2021.

As detailed in public filings to date, we believe the Company’s persistent low market valuation can be explained by numerous structural factors, including a lack of scale, the stock’s lack of liquidity, a bloated cost structure, and excessively generous service agreements that benefit the Company's external operator and administrative services provider, CIM Group, which is owned and controlled by CMCT's chairman and two additional directors.  Ultimately, we attribute these failings to the board's lack of independence and poor corporate governance practices, which, in our view, have insulated CIM management from accountability and have resulted in the significant destruction of stockholder value.
We do not believe CMCT can grow or lease its way out of its structural defects and is therefore unlikely to meaningfully close its NAV discount in its current structure.  Without question, a comprehensive and fully independent review of strategic alternatives is required.  Despite repeated calls for such action by ourselves and other stockholders, the Company has yet to issue a public response since our nominations and has refused to engage with us despite our numerous good faith efforts over the past several months to work constructively with the Board to address the structural issues we have identified and to help unlock value.  Furthermore, we are deeply concerned by the Board’s decision to indefensibly delay the Annual Meeting without explanation when a credible slate of alternative directors has been proposed.  We believe this reflects the clear failure by CIM and the Board to act as responsible stewards of a publicly traded company with a broad set of unaffiliated stockholders.
In our view, the Company’s current directors, who bear responsibility for overseeing CMCT’s persistent underperformance and long history of weak governance, have repeatedly demonstrated that they are not capable and/ or willing to conduct a credible and fully independent strategic review process, especially when the outcome involves serious conflicts of interest for CIM management and many of its Board members.  We believe most Board members lack independence due to longstanding relationships with CIM, CIM-affiliated entities, or other entities controlled by its chairman.
The 79% majority of independent stockholders deserve to be represented by a board that is responsive to their concerns and whose interests are fully aligned with theirs.  For that reason, we have nominated a slate of five highly qualified nominees who possess significant industry expertise and public company executive and board experience to do what the current board apparently will not: vigorously and impartially explore all alternatives for value creation with a primary focus on what is best for all its stockholders.
Our Nominees Have the Right Skills and Industry Expertise and They Plan to Unlock Maximum Value for Stockholders
Our proposed nominees have a track record of success.  This group of individuals collectively possesses an impressive and comprehensive set of skills spanning finance, operations, mergers and acquisitions expertise; public company board governance and oversight; as well as decades of senior-level investment and management experience in both public and private real estate markets.
Of equal importance, these professionals would have no relationship with CIM Group other than in their capacity as directors of the Company.  Our nominees' independence and industry expertise will enable the reconfigured board to run a fair and unfettered process to explore alternatives to unlock value for the benefit of all CMCT stockholders.

If elected, our slate will initiate the workstreams noted below.  The Company may not terminate CIM's service agreements without CIM's consent. Accordingly, if it is in the best interests of stockholders for the Company to terminate these agreements and if CIM is uncooperative, the board would evaluate all legal rights and remedies to terminate  the relationship.
1.	Review and address all third-party contracts and other agreements
•	Confirm the portfolio is being properly managed by qualified real estate professionals with an appropriate fee structure.
•
Address “change of control” considerations.  Given the over-secured nature of the Company’s existing credit facilities, we believe CIM, in accordance with its fiduciary duties, can secure appropriate waivers.  In the unlikely event such waivers are not obtained, Walker and Dunlop has provided us with a "highly confident" letter indicating that it can arrange necessary financing to repay, in full, amounts due and payable under CMCT’s current financing agreements.

2.	Address excessive overhead by negotiating the termination of existing service agreements and transitioning management of CMCT to effect significant cost savings
•
Winthrop has provided us an initial term sheet (see Appendix hereto) to manage CMCT's existing assets and operations, including public company accounting and reporting functions, at over 60% savings, which provides the board with maximum flexibility, as the proposal is terminable by independent directors on 30 days’ notice.  This allows an immediate benefit to stockholders, while also allowing the board to continue to study the best path forward for the Company and its stockholders.

•	Fee is strictly based on a percentage of the fair value of the assets managed plus reimbursement of third party overhead (i.e., accounting, D&O insurance, legal, annual audit etc.).
•	Winthrop receives no commissions or incentive fees on the sale of any assets, termination penalty or any other transaction fees.
•	In the event of a sale of one or more assets, neither Winthrop nor its affiliates will seek to acquire any interest in the assets to be sold.

3.
Form a strategic review committee comprised of independent directors to evaluate all strategic alternatives available to the Company, including but not limited to a substantial sale of assets, merger, sale of the Company or liquidation

•	Conduct a comprehensive portfolio review of all assets and implications (e.g., tax, etc.) of selling each property.
•
If determined to be in the best interests of stockholders, engage qualified real estate brokers to initiate a robust, independent, and competitive sales process, enabling the Board to ascertain fair market value for each asset and/or the Company as a whole.

•
In the event a plan of liquidation is proposed, strategic review committee shall determine an appropriate sales timeline for each asset and range of acceptable values as well as an appropriate transition and disposition plan for the lending business.

•	Advise stockholders of the results of the review in a timely manner and rationale for action taken.

Importantly, even if all five of our nominees are elected, we fully expect and will encourage two CIM insiders to remain on the seven-member board, providing boardroom continuity.  To ensure a smooth transition and minimal disruption, our slate is committed to working with CIM where it is in the best interests of stockholders, including the termination of existing service agreements on reasonable terms.  At present, CMCT’s contractual relationships with CIM Group are a burden and major impediment to the execution of a full and unfettered strategic review process.
In accordance with its fiduciary duties, we are hopeful that CIM would work in good faith with the newly reconfigured board.  If it is uncooperative, however, the board will evaluate all legal rights and remedies to terminate the relationship with CIM.  At the same time, it may elect to proceed with a disposition program to sell assets at appropriate values and return capital to stockholders.  In doing so, the Board will act with the proper sense of urgency considering the excessively high costs of operating the Company as a going concern while existing service agreements remain in place.
Our Commitment to Forthright and Transparent Communications with Fellow Stockholders
A reconstituted board will also commit to clear, direct, and honest communications with fellow stockholders, a fundamental duty of public-company stewardship and one in which CIM Group is also failing its stockholders.  We would like to highlight a few recent examples of what we believe are inaccurate, misleading, or incomplete disclosures in Company correspondence with stockholders:
•
Most recently, the disclosure that the Company would be delaying its Annual Meeting appeared in a single line item on page 45 of its first quarter 10-Q filed on May 10, 2021 with no explanation provided.  A simultaneous earnings press release containing management commentary on the quarter’s highlights makes no reference to this development.  Instead, the messaging focused on acquisition efforts and even represented that “our flexible capital allows us to minimize risk for our stockholders,” a comment which we believe misrepresents the Company’s true financial flexibility.

One of the many shortcomings of CMCT is its capital-constrained balance sheet.  All of its handful of assets are encumbered by debt, and its credit facilities have remaining availability of less than $35 million[3]—an amount, in our view, wholly insufficient to fund the significant capital expenditures required to harvest full value from its portfolio and to fund development projects, let alone meaningful acquisitions.  CMCT is reporting negative FFO and is essentially borrowing money through the preferred stock issuance program to fund fees due to CIM Group.  It is inexplicable to us that the CEO would tout the Company’s financial strength given its cash flow constraints and the fact that total leverage exceeds 65% of gross assets, at fair value, well in excess of its own targets[4] and double the leverage levels of its peer group.[5] We believe there is virtually no flexibility in the Company’s capital structure to grow other than by transactions that will be dilutive to current stockholders given the Company’s persistent share discount.

3 As disclosed in the Quarterly Report on Form 10-Q filed on May 10, 2021, page 42.
4 Based on Debt, Preferred Stock, and fair value of “Investments in real estate” and “Loans receivable” as disclosed in March 2021 Investor Presentation, slide 28.  CMCT’s target capital structure consists of Debt and Preferred Equity equal to 55% of fair value, slide 24.
5 Average leverage including preferred stock for West Coast Office REIT peer group is 33%. (i.e., 36% for Douglas Emmett Inc., 28% for Kilroy Realty Corp., 37% for Hudson Pacific Properties Inc., and 31% for American Assets Trust Inc.).  Source: Green Street Advisors, Office REITs Company Snapshots, May 15, 2021.

•
On February 11, 2021, CMCT filed a Form 8-K for the principal purpose of disclosing the appointment of a director, but also for three “Other Events,” the last of which referred to an “announcement” of a new preliminary estimate of NAV. The range of the new estimate reflected a decline of 21–23% from previous estimates. It is highly concerning that a decline of this magnitude in estimated NAV would be buried in an 8-K filing highlighting unrelated business and not the subject of a dedicated press release or even special conference call along with a detailed explanation.

•
In its first quarter earnings release, CMCT noted, “In 2019, we sold nearly $1 billion of largely stabilized assets and paid a $42 per share special dividend in order to realize the value that we created in the portfolio [emphasis added].”  In doing so, it continues to portray this asset-sale program and special dividend as discretionary capital allocation moves made in response to strong markets and emblematic of CIM’s willingness to return capital to stockholders.  As discussed in our January 13th letter, based on firsthand accounts from CIM’s partners in CIM Urban REIT, CMCT’s predecessor, we believe the asset sales and return of capital were being demanded by the partners, and were not what CIM Group was otherwise inclined to do.

•
Despite its self-described transition from a private fund to a “high-quality public REIT,” CMCT has never held a conference call with stockholders despite this being standard practice among all its peers.

Forthright and transparent stockholder communications are vital to investor confidence and a competitive public-market valuation.  Beyond the structural and governance flaws, the Company and its board are failing its stockholders on this measure as well.  Our nominees have decades of experience in reviewing and preparing stockholder correspondence and understanding investor sensitivities.  If elected to the board, we will pledge to employ these skills to radically improve investor communications and provide ample information for the investment community to grade us against the plan we outline.
Support our Slate by Voting the GOLD Card
Our independent nominees form an experienced team that intends to focus first and foremost on unlocking value for the benefit of all stockholders:  They are:
Thomas D. Ferguson, 66, is a commercial real estate investment professional with extensive experience in the investment, management, construction, sales, and financing of all major types of commercial real estate projects including office, hotel, multifamily, senior living, student housing, and golf related investments.  Mr. Ferguson is currently the Managing Member of 511 Partners, LLC, a private company he founded that provides real estate consulting services to financial institutions concerning public and private real estate related investments.  He also serves on the Special Committee for Intelsat Envision Holdings, Inc. From 2003 to 2019, Mr. Ferguson worked in the Merchant Banking division of Goldman Sachs & Co.  While at Goldman Sachs, Mr. Ferguson served a secondment as the Chief Executive Officer of American Golf, a portfolio company of Goldman Sachs.  From 1983 to 1997, Mr. Ferguson worked for

Paragon, a private real estate development and management company headquartered in Dallas, where he was directly involved the company’s IPO in 1994 as Chief Financial Officer up until its merger with Camden Property Trust in 1997.
Mr. Ferguson would bring to the board his extensive real estate investment and management experience together with his senior level experience working at a large investment firm.
Mark C. Gelnaw, 63, is a senior investment executive with significant experience leading, developing, and managing new businesses within various types of financial services environments. Mr. Gelnaw is currently the Managing Partner of Breakwater Ventures, LLC, a New York and Florida based company he founded in 2006 to develop, invest in, and manage a set of diverse business opportunities relating to real estate, energy services, medical devices, diagnostic equipment, and emerging companies. From 2000 to 2005, Mr. Gelnaw served in various senior management roles at Deutsche Bank in New York, where, among other roles, he was responsible for the development of the global real estate business by altering the strategic direction to a third-party business. From 1997 to 2000, Mr. Gelnaw was a Managing Director in the Equities Division of the London branch of Deutsche Bank Securities, Inc., where he served on the firm’s Global Equity Management Committee. From 1986 to 1996, Mr. Gelnaw served in various senior roles at Deutsche Bank, Lehman Brothers, Inc., and Salomon, Inc. Mr. Gelnaw received a bachelor’s degree in Accounting from Georgetown University and is a Certified Public Accountant.
Mr. Gelnaw would bring to the board his strong accounting background and valuable experience in the investment management industry both at large public financial institutions and more recently through his own private company.
Raymond V. Marino II, 62, has served in several senior executive positions with two publicly traded real estate investment trusts. From 2001 to 2012, he was a member of the Board of Directors, President and Chief Operating Officer of Mission West Properties, Inc., which developed, owned, and managed significant office and research and development space in the Silicon Valley of the San Francisco Bay area. From 1996 to 2000, Mr. Marino was the President and CEO and a member of the Board of Directors of Pacific Gateway Properties, Inc., which developed and owned a diverse portfolio of suburban and central business district multitenant office, multifamily, industrial, hospitality, retail, and mixed-use properties in five states. Mr. Marino served as Chief Financial Officer and Chief Operating Officer of the company from 1992 to 1996. Early in his career, Mr. Marino worked for four years at Coopers & Lybrand (now PriceWaterhouseCoopers LLP), and he held several other senior financial management positions with public and private companies. Mr. Marino is a graduate of Golden Gate University, where he obtained an M.S. degree, and of Santa Clara University, where he obtained a B.S. degree.
Mr. Marino would bring to the board his valuable real estate investment and management experience, including his role as director and executive officer of two publicly real estate investment trusts over a 20-year period.
John S. Moran, 60, has approximately 35 years of experience working in publicly traded real estate securities as a securities analyst, intuitional portfolio manager, investment manager and investor. Since 2018, Mr. Moran has worked as an Investment Analyst for Robotti Securities, LLC, a broker-dealer registered with the U.S. Securities and Exchange Commission. From 2015 to 2018, Mr. Moran was a Vice President at JP Morgan Securities. Mr. Moran has also served in various senior financial analyst and investment management roles at several financial institutions including Morgan Stanley, Kidder

Peabody, A.G. Edwards & Sons, Ingalls & Snyder, and PRA Securities Advisors, which is now a subsidiary of Heitman Capital Management, where he served as a portfolio manager for one of the first dedicated institutional mutual funds for investing in real estate investment trusts. Mr. Moran holds a B.S. in Business Administration – Finance and Banking from the University of Missouri. He is a Chartered Financial Analyst (CFA) and also holds the FINRA Series 7 and 63 licenses with Robotti Securities, LLC.
Mr. Moran would bring to the board his valuable experience as an investment analyst, especially in the area of real estate investment trusts.
Gregory Morillo, 35, is an independent investment management and real estate industry professional with significant experience investing in direct real estate as well as publicly traded real estate and real estate related securities. Mr. Morillo founded Lionbridge Capital, LP in 2018, a value-oriented investment company that invests in REITs and real estate related companies. Prior to founding Lionbridge, from 2015 to 2018, Mr. Morillo was an Analyst at Kingstown Capital LP, a value-oriented investment partnership that focuses on special situation securities across the capital structure. Previously, Mr. Morillo worked at Talisman Group, LLC and Wesley Capital Management, LLC, where he was responsible for real estate related investments. Mr. Morillo received his B.S. in Economics from the Wharton School at the University of Pennsylvania in 2008.
Mr. Morillo will bring to the board his valuable experience in the real estate and investment industries, including investing in publicly traded real estate securities.
Very truly yours,

Greg Morillo                                                                                       Robert Robotti
Managing Member of General Partner to                                          Managing Director of General Partner to
Lionbridge Capital I, LP                                                                    The Ravenswood Investment Company L.P.

CONTACT:

Greg Morillo
Lionbridge Capital LP
Email: greg@lionbridgecap.com
Tel: (212) 300-8003
John Moran
Robotti & Company Advisors LLC
Email: moran@robotti.com
Tel: (646) 442-6702
Bob Marese
MacKenzie Partners, Inc.
Email: bmarese@mackenziepartners.com
Tel: (212) 929-5500

Important Information
This filing is not a solicitation of a proxy from any security holder of CIM Commercial Trust Corporation, a Maryland corporation (the “Company”).  Lionbridge Capital, LP and The Ravenswood Investment Company L.P., together with the other participants named herein (collectively, the “Participants”), intend to file a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 Annual Meeting of Stockholders of CIM Commercial Trust Corporation.
Stockholders are urged to read the definitive proxy statement and GOLD proxy card when they become available, because they will contain important information about the Participants, the nominees, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card (when available) and other documents filed by the Participants with the SEC at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by the Participants with the SEC may also be obtained free of charge from the Participants.
Participants in Solicitation
The participants in the proxy solicitation are Lionbridge Capital, LP (“Lionbridge”), Lionbridge Capital I, LP (“Lionbridge I”), Lionbridge GP, LLC (“Lionbridge GP”) Lionbridge Capital GP, LLC (“Lionbridge I GP”), Lionbridge Asset Management, LLC (“Lionbridge AM”), The Ravenswood Investment Company L.P. (“Ravenswood I”), Ravenswood Investments III, L.P. (“Ravenswood III”), Ravenswood Management Company, LLC (“Ravenswood Management”), Robotti & Company, Incorporated (“Robotti & Company”), Robotti & Company Advisors, LLC (“Robotti Advisors”), Robotti Securities, LLC (“Robotti Securities”), Robert E. Robotti, Gregory Morillo, Thomas Ferguson, Mark C. Gelnaw, Raymond V. Marino II, John S. Moran, Winthrop Realty Partners, L.P. and Michael L. Ashner.
As of the date hereof, (i) Lionbridge directly owned 60,761 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), (ii) Lionbridge I directly owned 183,339 shares of Common Stock; (iii) Ravenswood I directly owned 293,415 shares of Common Stock; (iv) Ravenswood III directly owned 174,135 shares of Common Stock; (v) Lionbridge GP, as the general partner of Lionbridge, may be deemed the beneficial owner of the 60,761 shares of Common Stock owned directly by Lionbridge; (vi) Lionbridge I GP as the general partner of Lionbridge I, may be deemed the beneficial owner of the 183,339 shares of Common Stock owned directly by Lionbridge I; (vii) Lionbridge AM, as the asset manager of each of Lionbridge and Lionbridge I, may be deemed the beneficial owner of the 244,100 shares owned directly by Lionbridge and Lionbridge I; (viii) Gregory Morillo, as the managing member of each of Lionbridge GP, Lionbridge I GP, LLC and Lionbridge AM, may be deemed the beneficial owner of the 244,100 shares owned directly by Lionbridge and Lionbridge I; (ix) Ravenswood Management, as the general partner of each of Ravenswood I and Ravenswood III, may be deemed the beneficial owner of the 467,550 shares of Common Stock owned directly by Ravenswood I and Ravenswood III; (x) Robotti Advisors, as the investment adviser of each of Ravenswood I and Ravenswood III may be deemed the beneficial owner of the 467,550 shares of Common Stock owned directly by Ravenswood I and Ravenswood III; (xi) Robotti Securities may be deemed to be the beneficial owner of 500 shares of Common Stock owned in a discretionary account managed for a customer by Robotti Securities; (xii) Robotti & Company, (a) as the parent of Robotti Advisors, its wholly-owned subsidiary, may be deemed to be the beneficial owner of the 467,550 shares of Common Stock beneficially owned by Robotti Advisors, and (b) as the parent of Robotti Securities, its wholly-owned subsidiary, may be deemed the beneficial owner of 500 shares of Common Stock owned in a discretionary account managed by Robotti Securities for a customer; (xiii) Mr. Robotti, as the Managing Director of Ravenswood Management, may be deemed to be the beneficial owner of the 467,550 shares of Common Stock beneficially owned by Ravenswood Management; and (xiv) Mr. Robotti, as the President and controlling shareholder of Robotti & Company, may be deemed to be the beneficial owner of the 467,550 shares of Common Stock owned directly by Ravenswood I and Ravenswood III, for which Robotti Advisors acts as investment adviser, and the 500 shares of Common Stock owned in a discretionary account managed by Robotti Securities for a customer. As of the date of hereof, Mr. John Moran was the direct beneficial owner of 35,859 shares of Common Stock and none of Messrs. Ferguson, Gelnaw or Marino II beneficially owned any shares of Common Stock. As of the date hereof, Winthrop Realty Partners, L.P. is the beneficial owner of 148,976 shares of Common Stock, and Michael L. Ashner may be deemed to beneficially own the shares held by Winthrop Realty Partners, L.P.

Appendix to Stockholder Letter

Via Email to:
greg@lionbridgecap.com
bob@robotti.com
moran@robotti.com

April 22, 2021
Re: Request for Proposal to Manage CIM Commercial Trust Corporation
Dear Messrs. Morillo, Moran and Robotti:
First Winthrop Corp. and its affiliated companies (collectively, “Winthrop”) is pleased to provide a proposal to replace the external operator and administrative services provider to CIM Commercial Trust Corporation (“CMCT” or the “Company”). The terms of our proposal are set forth in Exhibit A.
Our proposal contemplates providing all external management services for the Company on an ongoing basis, subject to a strategic review and direction of a newly constituted board of directors.  We understand that such a review could dictate a range of outcomes, including but not limited to a substantial sale of assets, merger, sale of the company or liquidation. Winthrop expects to be able to manage CMCT’s existing assets and operations at significant savings while the board studies the best path forward for the company and its shareholders.
As to our qualification, there are a number of considerations worthy of mention. Winthrop, its affiliates and predecessors (collectively, the “Winthrop Group”) is a vertically integrated real estate owner, operator, and asset and property management firm founded by its Chairman and Chief Executive Officer Michael Ashner in 1995. The firm has overseen as external advisor and manager six publicly traded real estate investment trusts, more than 45 publicly registered syndicated limited partnerships and in excess of 150 privately syndicated limited partnerships. Winthrop was responsible for the ongoing management and the subsequent full liquidation, partial liquidation and/or sale of most of these companies or their respective assets. These companies represented the interests of more than 250,000 shareholders and limited partners.
Winthrop currently supervises the plan of liquidation for New York REIT, Inc. and Luby’s Inc., both public reporting companies.  Most recently Winthrop also successfully initiated and completed the plan of liquidation for Winthrop Realty Trust, a New York Stock Exchange real estate investment trust which converted into a liquidating trust on August 8, 2016. Such efforts resulted in shareholders realizing cash distributions and stock price of more than $17 a share as compared to a stock price of approximately $11 a share at the time the plan of liquidation was first announced. Through this and prior endeavors, Winthrop acquired particular knowledge and experience with all regulatory requirements and the specific GAAP accounting rules pertaining to conducting a plan of liquidation. The corporate infrastructure of Winthrop remains essentially intact.
Finally, all senior members of the Winthrop team have at least 10 years of real estate experience with more than 25 plus employees in our corporate offices.  As outlined in Exhibit A, we estimate that annual savings to the Company should exceed $11 million in asset management fees and other corporate overhead costs on an ongoing basis.

Appendix 1

Furthermore, no affiliate of Winthrop or the advising entity would seek to acquire any interest of the assets to be sold in the event of a proposed plan of liquidation.  Our affiliates are shareholders of CMCT with an in-depth knowledge of the Company and its assets. As shareholders, our principal goal through this process would be to maximize shareholder value through a consensual and close relationship with the Board of Directors.
Winthrop agrees to provide you with all commercially reasonable information (the “Information”) as you may request in connection with any offering materials provided to shareholders of the Company or others in connection with any proposed proxy solicitation or other offer to the Company (the “Offering Materials”) and agrees that the terms set forth herein may be disclosed in any such materials; provided, however, that in no event shall any information about Winthrop be disclosed including as to this proposal without first obtaining the written consent of Winthrop, which consent shall not be unreasonably withheld or conditioned other than for appropriate mutual customary indemnification provisions relating to such Offering Materials.  You agree to promptly reimburse Winthrop for all third-party costs associated with any such disclosure.  Any final and binding agreement between the parties shall contain such mutual customary indemnification provisions relating to any Offering Materials used in connection with any shareholder solicitation and thereafter in the event Winthrop is engaged to provide external advisory services on behalf of CMCT.
Except for the preceding paragraph which shall be binding on the parties hereto, upon the execution by both parties of this response to request for proposal, (i) this proposal is not intended to be binding on any of the parties hereto and (ii) neither party hereto nor any of their respective affiliates or successors or assigns will have any legal obligation whatsoever to any other party hereto, or with respect to the proposed transaction contemplated hereby, unless and until all terms and conditions of a definitive agreement has been duly executed by the applicable parties.
Please do not hesitate to contact me with respect to any questions or additional information you should require.
Sincerely,
/s/ John Garilli
John Garilli
President and Chief Operating Officer
First Winthrop Corp
Appendix 2

	Existing (CIM Group Administration)	First Winthrop Corp (“Winthrop”) Proposal
Term:	Perpetual term
If an ongoing basis, a one-year term with six-month renewals unless terminated by the Company on 30 days’ notice. If subject to a plan of liquidation, an 8-month term, automatically renewed for three-month periods unless terminated by the Company upon 30 days’ notice.

Termination:	Neither the Master Services Agreement nor the Investment Management Agreement may be terminated by us (except in limited circumstances for cause in the case of the Master Services Agreement)
Yes at: (i) expiration of then current term; (ii) without cause and without penalty upon 60 day notice; (iii) for Good Reason with 45 day notice; (iv) upon change in control or (v) by the independent directors of the company with Cause.

Termination Fee:	None specified	None

Asset Management Fee:	Tiered asset management fee based on fair value of real properties and associated assets of CMCT.	Fixed quarterly fee percentage of 0.10% on fair value of real properties and associated assets of CMCT.

Fair Value of CMCT assets
From Greater of	To and Including	Quarterly Fee Percentage
$ -	$ 500,000	0.2500%
$ 500,000	$ 1,000,000	0.2375%
$ 1,000,000	$ 1,500,000	0.2250%
$ 1,500,000	$ 4,000,000	0.2125%
$ 4,000,000	$ 20,000,000	0.1000%
Estimated Asset Management Fee:	$9,043,000.00[1]	$3,807,000.00[1]
1. Fair value of CMCT assets equal to $951.9M based on “Investments in real estate – at fair value” and “Loans Receivable – at fair value” as disclosed in Estimated Net Asset Value as of 12/31/20. Source:  March 2021 Investor Presentation.

Appendix 3

Other Corporate Overhead
- General and Administrative	Includes public company expenses, legal, accounting, tax preparation, and G&A associated with lending segment. 2020 Actual: $6,772,000.00
Includes the following estimated third party expenses and costs that are not covered by Asset Management Fee (above):

• Accounting: $1MM

• Legal/Audit: $400K

• Director Compensation: $400K

• D&O Insurance: $400K

• Other third party Public Company Costs: $800K

• No expense reimbursement for overhead

• No incentive fee

• No set up fee costs

- Corporate Expense Reimbursements
Pursuant to the terms of the amended Master Services Agreement, CIM Service Provider, LLC (the “Administrator”) receives compensation and or reimbursement for services such as accounting, tax, reporting, internal audit, legal, compliance, risk management, IT, human resources, corporate communications and on-going support in connection with the Company’s offering of Preferred Stock.

2020 Actual: $2,243,000.00[2]

- Incentive Fee
CMCT permanently eliminated its $1.1 million annual base service fee and replaced it with an incentive fee, which is equal to 15% of CMCT’s quarterly core funds from operations in excess of a quarterly threshold of 1.75% (i.e. 7% on an annualized basis) of CMCT’s average adjusted common stockholders’ equity.

	No incentive expected through 2021[3]
Total Other Corporate Overhead:	Approx. $9,000,000	Approx. $3,000,000

Total Cost (2)(3)	Approx. $18,043,000	Approx. $6,807,000

Annual Asset Management + Other Corporate Overhead savings under Winthrop’s administration		Approx. $11,236,000
Per-share annual savings		Approx. $0.76
2. Equal to 2020 Expense reimbursements to related parties-corporate 3. According to Company disclosures.
	2020 Actual Costs Incurred	Estimate of fees to Winthrop
Property Management Fees	$1,670,000.00	Market Rates
Onsite Management and Other Cost Reimbursement	$3,356,000.00	Market Rates
Leasing Commissions	$112,000.00	None
Construction management fees	$344,000.00	Market Rates
Property Disposition Fees	Undisclosed	None
Acquisition Fees:	Undisclosed	None
Financing Fee:	Undisclosed	None
Lending Segment Expenses	$3,491,000.00	Will operate at cost

Appendix 4